EXHIBIT 21-1



                 PENNSYLVANIA ENTERPRISES INC. AND SUBSIDIARIES

                         Subsidiaries of the Registrant


         The  following  are  subsidiaries  of  the  Registrant.   Their  voting
securities are owned 100% by the Registrant. All of the subsidiaries are incorporated in Pennsylvania.


                  PG Energy Inc.

                  Pennsylvania Energy Resources, Inc.

                  Theta Land Corporation

                  Pennsylvania Energy Marketing Company

                  Penn Gas Development Co.*

                  Keystone Pipeline Services, Inc.**

                  Honesdale Gas Company***

* A subsidiary of PG Energy Inc. accounted for on the equity method which has not been consolidated since it is insignificant.

** A subsidiary of Pennsylvania Energy Resources, Inc. ("PERI") included in the consolidation of PERI into the Registrant.

***    A subsidiary of PG Energy Inc. acquired on February 14, 1997.